Exhibit 99.1
RXi Pharmaceuticals Announces Departure of Chief Financial Officer
Worcester, MA, August 20, 2009 – RXi Pharmaceuticals Corporation (Nasdaq: RXII) today announced that Stephen J. DiPalma, has resigned as Executive Vice President of Business Operations and Chief Financial Officer to pursue other opportunities, effective August 28, 2009.
Tod Woolf, Ph.D. President and CEO said, “We would like to thank Steve for his leadership and important contributions as RXi expanded its operations, became a public company in early 2008 and closed subsequent rounds of financing. We wish Steve well in his future endeavors. ”
The Company will be recruiting a new Chief Financial Officer.
About RXi Pharmaceuticals Corporation
RXi Pharmaceuticals is a discovery-stage biopharmaceutical company pursuing the development and potential commercialization of proprietary therapeutics based on RNA interference (RNAi) for the treatment of human diseases. RXi has a comprehensive therapeutic platform that includes both RNAi compounds and delivery methods. RXi uses its own version of RNAi compounds — rxRNA™ — that provide an advanced alternative to conventional small interfering RNAs (siRNAs) and define the next generation of RNAi technology. rxRNA™ compounds are designed specifically for therapeutic use and contain many of the properties needed to move RNAi based drugs into the clinic. RXi Pharmaceuticals believes it is well positioned to compete successfully in the RNAi-based therapeutics market with its accomplished scientific advisors, including Dr. Craig Mello, recipient of the 2006 Nobel Prize for his co-discovery of RNAi; a management team that is experienced in developing RNAi products; and a strong early intellectual property position in RNAi chemistry and delivery. www.rxipharma.com
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future expectations, plan and future development of RXi Pharmaceutical Corporation’s products and technologies. These forward-looking statements about future expectations, plans and prospects regarding the ability of the company to attract and retain key employees, plans and prospects of the development of RXi Pharmaceutical Corporation’s products and technologies involve significant risks, uncertainties and assumptions, including the risk that the development of our RNAi-based therapeutics may be delayed or may not proceed as planned and we may not be able to complete development of any RNAi-based product, the risk that the FDA approval process may be delayed for any drugs that we develop, risks related to development and commercialization of products by our competitors, risks related to our ability to control the timing and terms of collaborations with third parties and the possibility that other companies or organizations may assert patent rights that prevent us from developing our products. Actual results may differ materially from those RXi Pharmaceuticals Corporation contemplated by these forward-looking statements. RXi Pharmaceuticals Corporation does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

CONTACT:
RXi Pharmaceuticals
Donna Falcetti
508-929-3615
ir@rxipharma.com
or
Investors
SAN Group
Susan Noonan
212-966-3650
susan@sanoonan.com
or
Media
Rx Communications Group
Eric Goldman
917-322-2563
egoldman@rxir.com